Exhibit 5.1

Perkins Coie LLP 41 Madison Avenue Suite 3310 New York, NY 10010	T. +1.212.262.6900 F. +1.212.977.1649 perkinscoie.com

February 10, 2025

OneMedNet Corporation

6385 Old Shady Oak Road, Suite 250

Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-8 of Shares of Common Stock of OneMedNet Corporation

Ladies and Gentlemen:

We have acted as counsel to OneMedNet Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 4,627,223 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), which may be issued pursuant to the Company’s 2022 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP